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See Reverse for Certain Definitions

Incorporated under the laws of the State of Delaware

FELAFEL CORP

Total Authorized Issue
200,000,000 Shares $.0001 Par Value
Common Stock

SPECIMEN

This is to certify that ______________________________ is the owner of ______________________________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

Secretary

President

CORPKIT, NEW YORK